Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC AND GINTECH ANNOUNCE $700 MILLION+ SOLAR WAFER SUPPLY AMENDMENT

St. Peters, MO, October 25, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that MEMC and Gintech Energy Corporation of Taiwan have executed an amendment to their existing definitive agreement for MEMC to supply solar grade silicon wafers to Gintech.

Under the terms of the amendment, MEMC will supply additional solar wafers to Gintech over the 10-year contract period, with incremental pre-determined pricing, on a take or pay basis beginning in 2008. Sales of the additional wafers over the 10-year period would generate approximately $700-$800 million in incremental revenue for MEMC. As part of the amendment, Gintech will advance additional funds to MEMC in the form of a capacity reservation deposit. In total, the amended agreement is now worth between $3-$4 billion in revenue to MEMC through 2017.

“Gintech is a fast growing and well positioned player in the solar industry,” commented Nabeel Gareeb, MEMC’s Chief Executive Officer, “and we are pleased to provide them with additional solar grade wafers to help enable them to meet the growing demand for photovoltaic energy worldwide. With partners like Gintech, and a keen focus on our core competency of making wafers, MEMC continues to strengthen its position in the solar marketplace.”

Commenting on the signing of the wafer supply agreement, Gintech’s President Ellick Liao said, “Gintech continues to grow its capacity, and aims to play a major role in serving the globe with sustainable and clean energy. MEMC wafers are a critical ingredient for success in that process, and we are pleased to expand our relationship with MEMC.”

About Gintech Energy Corporation

Gintech is a solar cell manufacturer based in Taiwan. Gintech’s state-of-the-art equipment, facilities and cost-effective production line focus only on solar cell manufacturing. Gintech was founded in 2005 and is supported by several top executives from the petroleum, petrochemical, semiconductor and electronics industries in Taiwan with insight into the global trends of renewable energy.

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About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the ticker ‘WFR’ and is included in the S&P 500 Index.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements, including MEMC’s expectation that the amendment to the definitive agreement will generate approximately $700-$800 million in incremental revenue for MEMC and that the amended definitive agreement will now be worth between $3-$4 billion in revenue for MEMC through 2017. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the success of MEMC and Gintech in performing under the definitive agreement and the ability of MEMC to ramp up production of solar wafers to satisfy the terms of the amended definitive agreement. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443